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Exhibit 10(i)

[Tenet Healthcare Corporation Letterhead]

Personal & Confidential

January 3, 2006

Mr. Tim Pullen
[Home address omitted]

Dear Tim:

As you know, in the wake of the departure of Bob Shapard, CFO, you have been asked by the Company to act as Interim CFO until a successor is identified.

We anticipate that the search will include both internal and external candidates, and that a national search will take approximately 6-9 months. Upon the hiring of a CFO, you will assist with the on-boarding process of the new CFO and will assist with the completion and submission of all SEC financial filings.

As part of your contract with Tenet, you are eligible to receive severance benefits under the Tenet Executive Severance Protection Plan (TESPP) in the event of a Qualifying Termination. You are also eligible to receive early retirement benefits under the Company's Supplemental Executive Retirement Plan (SERP) provided you remain employed or are in the TESPP severance period through age 55 (which will occur on April 21, 2010).

At its meeting on November 2, 2005, the Compensation Committee of the Board of Directors approved the following actions with respect to your compensation and benefits:

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Upon assuming the Interim CFO role on November 7, an adjustment in base salary to $440,000 (a 10% increase). This base salary level will not be reduced upon completion of the Interim CFO assignment.

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If an external CFO is hired, and you have satisfactorily assisted with the on-boarding process and the completion and submission of regularly scheduled SEC financial filings for a mutually agreed upon period of time not to exceed one-year in duration from the date of the new CFO's hiring (i.e., a Transition Period), then the Company will provide you with a one-time right to voluntarily terminate your employment at the end of the Transition Period and receive your TESPP benefits with the following Special Provision:

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Special Provision: If you voluntarily terminate or are terminated by the Company without cause at the end of the Transition Period, and if the normal two-year TESPP period to which you are entitled ends prior to April 21, 2010 (i.e., your 55th birthday), then your TESPP period will be extended to April 21, 2010. However, the value of your severance benefit would be capped at two years base salary plus target bonus to which you are normally entitled and will be spread over the number of months of the TESPP period (i.e., until April 21, 2010).

•
For example, if you terminate 36 months prior to April 21, 2010, then the normal value of your TESPP benefit (i.e., 24 months base + target bonus) will be spread over a 36-month period such that the total benefit paid over 36 months is equal in value to 24 months base + target bonus.

Tim, as we've discussed, the intention of the Special Provision is to provide you with the flexibility to voluntarily leave Tenet prior to age 55 (subject to the conditions discussed above) without a reduction in the SERP benefit you would have received had you remained at Tenet and retired at age 55.

If the foregoing terms are acceptable to you, please sign one copy of this letter at the place indicated and return it to me. The other copy is for your files.

Sincerely,	ACCEPTED AND AGREED TO:
/s/ RICHARD J. FINE	/s/ TIM PULLEN	1/3/06

Richard Fine VP, Compensation and Benefits	Tim Pullen	Date

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  Exhibit 10(i)